Exhibit 99.1

 Brooks Automation Reports Results for Fiscal 2004 Fourth Quarter and Fiscal
                        Year Ended September 30, 2004

 Company Exceeds First Call Consensus For Quarter and Achieves Annual Record
                      For Revenues, Bookings And Income

    CHELMSFORD, Mass., Nov. 4 /PRNewswire-FirstCall/ -- Brooks Automation, Inc. (Nasdaq: BRKS), which develops and produces hardware, software and systems that enable manufacturing efficiencies for the semiconductor and other complex manufacturing industries, today announced results for its fiscal 2004 fourth quarter and fiscal year ended September 30, 2004.

    Revenues for the fourth quarter 2004 were $164.0 million, a sequential increase of 5.7 percent from the preceding quarter revenues of $155.2 million, and a 100.7 percent increase from the fourth quarter 2003 revenues of $81.7 million. Bookings for the quarter were $149.3 million, a sequential decrease of
4.1 percent from the preceding quarter bookings of $155.7 million, and an increase of 79.7 percent over the fourth quarter 2003 bookings of $83.1 million.

    Net income for the fourth quarter 2004 on a GAAP ("Generally Accepted Accounting Principles") basis was $8.0 million, which included a charge of $2.3 million for restructuring actions taken during the quarter and $8.3 million for amortization expense. The amortization expense includes a $7.4 million charge for the impairment of goodwill of the Specialty Equipment and Life Sciences
(SELS) division of Brooks. GAAP earnings per share were $0.18 per diluted share, which includes $0.24 per share for the above mentioned charges, substantially better than Thomson First Call consensus estimates of $0.31 per share which excludes amortization and restructuring charges. The fourth quarter 2004 GAAP net income of $8.0 million, or $0.18 per diluted share compares to third quarter 2004 GAAP net income of $12.3 million, or $0.27 per diluted share, and a net loss in the fourth quarter 2003 of $49.5 million or $1.33 loss per share.

    Edward C. Grady, president and chief executive officer of Brooks Automation, said, "Fiscal year 2004 was a record-setting year for Brooks as we delivered revenues, bookings and net income that exceeded previous peak levels. Revenues for fiscal year 2004 were $539.8 million, which is a year- over-year growth of
57.1 percent, and exceeds the previous peak revenues achieved in fiscal year 2001. Net income for fiscal year 2004 was $17.7 million, or $0.41 per diluted share on a GAAP basis. Note that the GAAP EPS included charges of $18.9 million, or $0.43 per diluted share for amortization expenses, restructuring charges and other acquisition-related charges. The challenge for Brooks during the steep and extended industry downturn the past few years was to restructure and consolidate the Company and align the business to achieve profitability. Brooks accomplished these actions just in time to meet the sharp industry ramp that started a year ago last September, and our focus on operational excellence especially in the hardware business allowed us to perform exceptionally well as the semiconductor industry raced to invest in more capacity. Our software business, which we have reorganized into a division we call Brooks Software, experienced strong growth in the year fueled primarily by its core semiconductor and flat panel display businesses. We are also directing more of our efforts on addressing other industries with our Real Time Enterprise software. I'm pleased with the year's results and the efforts of all our employees. I believe that Brooks is positioned well for the future with our current offerings, while our aggressive new product development program is focused on enhancing our market share with customers as they begin the design process for the 45nm generation technology. Let me also add that I am honored to transition into the position of CEO at Brooks from Bob Therrien, one of the industry's visionaries, who at the end of September retired as CEO while remaining on as chairman of the board of directors. Bob has demonstrated a remarkable ability through his excellent judgment and instincts in turning a small robotics company into a half-billion dollar global enterprise and the world's largest maker of automation for the semiconductor industry. I look forward to working together with Bob and the rest of the team to continue leveraging the successful business model that has been created at Brooks."

    Brooks Automation chairman Robert J. Therrien said, "I want to thank the team at Brooks on the outstanding performance of the company in fiscal year 2004. The company is in good hands with its current management team and its talented, dedicated employees. The balance sheet is strong, the company is generating positive cash flow and I believe we are continuing to gain overall market share. I also want to thank the shareholders and customers who have supported us over the years and who I hope will continue to work with Brooks to grow profitably together in the coming years. I believe that greater years lie ahead for Brooks and our shareholders can be sure that I will remain dedicated to our continued success."

    Ed Grady commented on Brooks' business outlook. "In September we started to experience a slowdown in the semiconductor industry, similar to many other companies serving this market, and therefore we are taking a conservative view of the business environment going forward. As a result, we expect our fiscal Q1 revenues to be in a range of $120 to $130 million. We will likely take some restructuring actions in Q1 to reduce our breakeven level as we stay focused on profitability. Net income for Q1 at the mid-point of the revenue range is projected to be breakeven on a GAAP basis, which includes anticipated charges of approximately $3 to 4 million for restructuring and amortization of acquired intangibles. The semiconductor industry presents us with a challenging business environment as we enter the new fiscal year, but we at Brooks are committed to our goals for managing profitable long-term growth, a strong balance sheet and gaining market share."

    Q4 Fiscal 2004 Highlights

     -- Announced the completion of the transition of the position of chief executive officer to Edward C. Grady, effective October 1, 2004. As previously announced on June 2, 2004 Robert J. Therrien will remain as chairman of the Board of Directors following his retirement as CEO on September 30, 2004.

     -- Announced the launch of Brooks Software, a new division that targets the emerging market for real-time enterprise software. Brooks has worked closely with its customers in its core semiconductor business as well as the aerospace and defense, automotive, high tech, medical devices and markets to enhance and extend the functionality of its suite of real-time manufacturing applications, enabling enterprises to create an end-to-end real-time environment that reaches from the factory floor to enterprise-level business systems.

     -- Captured 5 new design-in wins at OEM customers in Q4, and 41 total design-in wins during fiscal year 2004.

     -- Won a key design-in win and multi-million dollar booking from North American OEM customer for the Fab Express (FX) atmospheric system to be used on the front end of its wafer defect inspection system, replacing incumbent North American competitor.

     -- FixLoad 6M, Brooks' industry-leading 300mm load port module, achieved milestone of more than 2 million mean cycles before failure (MCFB) per the SEMI E10 standard, approximately 4-fold better than the typical industry reliability goal of 500k cycles.

     -- Received multi-million dollar expansion order for OneFab AMHS from existing 300mm customer.

     -- Received multi-million dollar order for lithography automation hardware systems from major Korean DRAM manufacturer.

     -- Software revenues grew more than 45% sequentially in Q4 over Q3.

     -- Awarded a multi-million dollar contract by Powerchip Semiconductor Corporation, a leading memory chip manufacturer in Taiwan, for large-scale deployment of Brooks' fault detection solution at its new 300mm factories.

     -- Received major orders for Real Time Dispatcher (RTD) software from two 300mm fabs, one a new logic fab in Europe that included the Activity Manager software and one from a Japanese fab that included Xsite software used in computerized maintenance management for equipment.

     -- Booked two more Manufacturing Execution System (MES) software orders from new 300mm fab in China and from a European customer.

    Conference Call and Webcast

    Brooks Automation will host a conference call on Thursday, November 4, 2004 at 9:00 AM Eastern to review its fiscal fourth quarter results. On the call, management will discuss the information contained in this announcement and answer related questions.

     Conference Call Date:  Thursday, November 4, 2004
     Time:                  9:00 a.m. Eastern

     Dial in #:             (719) 457-2618
     Passcode:              909368

    A live Webcast of this conference call will be available in the investor relations section of the Brooks Automation web site, http://investor.brooks.com under the title "Brooks Automation Fiscal 2004 Fourth Quarter Earnings Webcast".

    An archive of this Webcast will be made available following the conference call, and can be accessed for at least the next twelve months on the section for Webcasts at http://investor.brooks.com under the title "Brooks Automation Fiscal 2004 Fourth Quarter Earnings Webcast". A telephone replay will also be made available following the call at the following number: (719) 457-0820 beginning @ 11:00 a.m. Thursday, November 4, 2004, and available 7 days. The passcode for the replay is 909368.

    About Brooks Automation, Inc.

    Brooks Automation (Nasdaq: BRKS) is a leading worldwide provider of automation solutions to the global semiconductor and related industries. The company's factory and tool automation hardware, software and professional services can manage every wafer, reticle and data movement in the fab, helping customers improve throughput and yield while reducing both cost and time to market. Brooks products and services are used in virtually every fab in the world as well as by many customers in industries outside of semiconductor manufacturing. For more information, visit http://www.brooks.com .

    "Safe Harbor" Statement under Section 21E of the Securities Exchange Act of 1934:

    Some statements in this release are forward-looking statements made under
Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks' financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding our bookings, revenues, and profit and loss expectations, gross margin and operating margin expectations, our future business strategy and market opportunities, level of capital expenditures and bookings expectations in the semiconductor industry, demand for our products, and the outlook of the semiconductor industry. Factors that could cause results to differ from our expectations include the following: our dependence on the cyclical semiconductor industry; the possibility of future downturns in market demand for electronics; our possible inability to meet increased demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; our ability to continue to effectively implement our flexible manufacturing model and our supply chain consolidation; the highly competitive nature and rapid technological change that characterizes the industries in which we compete; decisions by customers to accelerate delivery under or to cancel or defer orders that previously had been accepted; decisions by customers to reject the products we ship to them; the possibility that we may not be able to fulfill customer orders within a period of time acceptable to them; the fact that design-in wins do not necessarily translate to significant revenue; the timing and effectiveness of restructuring, cost-cutting and expense control measures; intense price competition; possible disputes concerning intellectual property; continuing uncertainties in global political and economic conditions, especially arising out of conflict in the Middle East; and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to Brooks' Annual Report on Form 10-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.

    All trademarks contained herein are the property of their respective owners.

     Contact:
     Mark Chung

     Director of Investor Relations
     Brooks Automation, Inc.
     Telephone: (978) 262-2459
     mark.chung@brooks.com

                           BROOKS AUTOMATION, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                               September 30,     September 30,
                                                   2004               2003

     ASSETS

     Cash, cash equivalents and marketable
      securities                                   $255,367         $129,480
     Accounts receivable, net                       124,004           69,374
     Inventories                                     71,891           53,212
     Other current assets                             9,873           17,946

         Total current assets                       461,135          270,012

     Property, plant and equipment, net              58,810           64,825
     Long-term marketable securities                 73,743           69,108
     Intangible assets, net                          68,963           79,550
     Other assets                                     8,388            9,206

         Total assets                              $671,039         $492,701


     LIABILITIES, MINORITY INTERESTS AND
      STOCKHOLDERS' EQUITY
     Current liabilities                           $166,998         $134,857
     Convertible subordinated notes                 175,000          175,000
     Other long-term liabilities                     15,228           19,851

         Total liabilities                          357,226          329,708

     Minority interests                                 918              707

     Stockholders' equity                           312,895          162,286

         Total liabilities,
          minority interests and
          stockholders' equity                     $671,039         $492,701


       Cash, cash equivalents, short-
        term and long-term marketable
        securities

         September 30, 2004                        $329,110
         June 30, 2004                             $321,385
         March 31, 2004                            $309,808
         December 31, 2003                         $312,680
         September 30, 2003                        $198,588


                           BROOKS AUTOMATION, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)

                                      Three months ended   Twelve months ended
                                        September 30,          September 30,
                                       2004        2003       2004       2003


     Revenues                      $164,005     $81,746   $539,769   $343,610
     Cost of revenues                98,697      54,700    335,445    239,944

     Gross profit                    65,308      27,046    204,324    103,666

     Operating expenses:

      Research and development       17,599      15,363     67,133     72,894
      Selling, general and
       administrative                25,307      19,483     89,347     98,308
      Amortization of acquired
       intangible assets and asset
       impairment charges             8,311      40,677     11,083     44,605
      Acquisition-related and

       restructuring charges          2,305        (309)     5,357     46,257
                                     53,522      75,214    172,920    262,064

     Income (loss) from operations   11,786     (48,168)    31,404   (158,398)

     Interest (income) expense, net     854       1,868      4,508      5,975
     Other (income) expense, net        375        (522)       911     16,267

     Income (loss) before income
      taxes and minority interests   10,557     (49,514)    25,985   (180,640)

     Income tax provision             2,500          22      8,053      4,906

     Income (loss) before minority
      interests                       8,057     (49,536)    17,932   (185,546)

     Minority interests in earnings
      of consolidated subsidiary         27           3        211        214

     Net income (loss)               $8,030    $(49,539)   $17,721  $(185,760)

     Income (loss) per share:
          Basic                       $0.18      $(1.33)     $0.41     $(5.05)
          Diluted                     $0.18      $(1.33)     $0.41     $(5.05)

     Shares used in computing income (loss) per share:

          Basic                      44,642      37,180     43,006     36,774
          Diluted                    44,837      37,180     43,469     36,774

SOURCE  Brooks Automation, Inc.
    -0-                             11/04/2004
    /CONTACT: Mark Chung, Director of Investor Relations, of Brooks Automation, Inc., +1-978-262-2459, mark.chung@brooks.com/
    /Web site:  http://www.brooks.com /
    (BRKS)

CO:  Brooks Automation, Inc.

ST:  Massachusetts

IN: CPR SEM STW HRD
SU: ERN CCA